UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Powell Industries, Inc.

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POWELL INDUSTRIES, INC.
8550 Mosley Drive
Houston, Texas 77075

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held February 23, 2011

To the Stockholders of Powell Industries, Inc.:

Notice is hereby given that the Annual Meeting of the Stockholders of Powell Industries, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company at 8550 Mosley Drive, in Houston, Texas on Wednesday, February 23, 2011 at 11:00 a.m., Houston time, for the following purposes:

1.	To elect three (3) members of the Company’s Board of Directors, with terms to expire in 2014;

2.	To hold a stockholder advisory vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement (“say-on-pay”);

3.	To hold a vote on whether the Company will conduct future say-on-pay votes every year, every two years or every three years; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The stock transfer books will not be closed. Stockholders of record as of the close of business on January 3, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof, notwithstanding any transfer of stock on the books of the Company after such record date.

You are cordially invited to attend the meeting in person. YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ THOMAS W. POWELL
Thomas W. Powell
Chairman of the Board

Houston, Texas
January 10, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to
be Held on February 23, 2011

This Notice, Proxy Statement, Form of Proxy And Annual Report Are Available At:
http://investor.shareholder.com/powell/annual-proxy.cfm

POWELL INDUSTRIES, INC.
8550 Mosley Drive
Houston, Texas 77075

PROXY STATEMENT
January 10, 2011

Annual Meeting of Stockholders
February 23, 2011

SOLICITATION AND VOTING RIGHTS

The accompanying proxy is solicited by the Board of Directors of Powell Industries, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, February 23, 2011 at 11:00 a.m., Houston time, at the principal executive offices of the Company at 8550 Mosley Drive, in Houston, Texas 77075, or at any adjournment thereof.

This Proxy Statement, proxy and the accompanying Notice of Annual Meeting, Annual Report to Stockholders and Form 10-K for year ended September 30, 2010, including consolidated financial statements, will be mailed to stockholders on or about January 10, 2011. The Board of Directors of the Company has fixed January 3, 2011, as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. As of January 3, 2011, there were 11,717,144 shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”), outstanding. Each holder of Common Stock will be entitled to one vote for each share owned, except as noted below.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the meeting. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers complete proxy forms, they generally vote on those matters as to which they are entitled to vote. On those matters as to which brokers are not entitled to vote without instructions from their customers and have not received such instructions, brokers generally indicate on their proxies that they lack voting authority as to those matters. As to those matters, such indications are called “broker non-votes.”

The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors and the proposal on the frequency of say-on-pay votes. The persons receiving the greatest number of votes cast at the meeting to fill the directorships with terms to expire in 2014 will be elected as directors of the Company, class of 2014, and the frequency of say-on-pay votes (whether every year, two years or three years) receiving the greatest number of votes cast at the meeting will prevail. Thus, abstentions and broker non-votes will have no effect on the election of directors or the vote on the frequency of say-on-pay votes. As to the say-on-pay proposal itself, the vote of a majority of the shares entitled to vote and represented at a meeting at which a quorum is present is required. As to any other matters which may come before the meeting, broker non-votes will have the effect of negative votes as to any such other matters for which the broker is entitled to vote and no effect on those matters for which the broker is not entitled to vote. The holders of shares represented by proxies reflecting abstentions or broker non-votes will not be considered present at the meeting and thus will not count toward a quorum.

The shares represented by each valid proxy received by the Company on the form solicited by the Board of Directors will be voted in accordance with instructions specified on the proxy. A stockholder giving a duly executed proxy may revoke it before it is exercised by filing with or transmitting to the Secretary of the Company an instrument or transmission revoking it, or a duly executed proxy bearing a later date.

In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone or the Internet. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with the annual meeting of stockholders, the Company is required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of Common Stock in multiple accounts, this process results in duplicate mailings of proxy statements and annual reports to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 8550 Mosley Drive, Houston, Texas 77075 or by telephone at (713) 947-4422.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other stockholders of the Company who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify the Company or your nominee, as applicable, and the Company or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 8550 Mosley Drive, Houston, Texas 77075 or by telephone at (713) 947-4422.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The terms of three directors are scheduled to expire at the 2011 Annual Meeting or until their successors are duly elected and qualified under the Company’s bylaws. The terms of the remaining directors continue after the Annual Meeting. The Nominating and Governance Committee has nominated Eugene L. Butler, Christopher E. Cragg and Bonnie V. Hancock for election as directors with terms scheduled to expire in fiscal 2014 or until their successors are duly elected and qualified. Ms. Hancock and Messrs. Butler and Cragg currently serve as directors of the Company with terms scheduled to expire in 2011 or until their successors are duly elected and qualified. Ronald J. Wolny also has a term scheduled to expire at the 2011 Annual Meeting but is not standing for reelection as a result of the director tenure guidelines previously adopted by the Board and as further described under “Corporate Governance-Nomination Process” below. Although the Board of Directors does not contemplate that any nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment for a substitute nominee.

PROPOSAL NO. 2
ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The Board of Directors is providing the stockholders with the opportunity to endorse or not endorse the Company’s executive compensation (commonly known as “say-on-pay”) through consideration of the following non-binding advisory resolution:

“Resolved, that the stockholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”

Because your vote is advisory, it will not be binding on the Board. However, the Compensation Committee will consider the outcome of the vote when making decisions regarding future executive compensation arrangements.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends a vote FOR the advisory approval of the Company’s executive compensation. Unless otherwise indicated on your proxy, your shares will be voted FOR the advisory approval of the Company’s executive compensation.

PROPOSAL NO. 3
SELECTION OF FREQUENCY OF SAY-ON-PAY VOTES

In connection with the say-on-pay approval vote under Proposal No. 2 above, the Company is also requesting that the stockholders select the frequency that such a vote will be solicited from the stockholders. Stockholders will have the option to select to have such a vote every year, every two years or every three years.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends voting for the option to have a say-on-pay vote ONCE EVERY THREE YEARS with the understanding that the Board will consider the most recent prior advisory vote of the stockholders on say-on-pay when making decisions regarding future executive compensation arrangements no matter the frequency of such votes. Unless otherwise indicated on your proxy, your shares will be voted in approval of a say-on-pay vote to occur ONCE EVERY THREE YEARS.

BOARD OF DIRECTORS

The following table sets forth for each nominee and for each director whose term of office continues after the Annual Meeting, his name, age, principal occupation and employment for the past five years, offices held with the Company, the date he first became a director, and the date of expiration of his current term as director.

		Principal Occupation for Past	Offices Held With	Director	Term
Name	Age	Five Years(1)	Company	Since	Expires

Eugene L. Butler	69	Director and CFO, Deep Down, Inc. since June 2007; Managing Director, CapSource Financial from 2005 to 2007; Chairman of the Board, Intercoastal Terminal from 1991 to 2005	Director	1990	2011
Christopher E. Cragg	49	Senior Vice President — Operations, Oil States International, Inc. since 2006; VP — Tubular, 2001-2006; President, Sooner Pipe, 2003-2006; First VP, Petroleum Equipment Suppliers Assoc.	Director	2008	2011
Bonnie V. Hancock	49	Executive Director of the Enterprise Risk Management Initiative and Lecturer at the College of Management at North Carolina State University since 2005; President of Progress Fuels, a Progress Energy subsidiary from 2002 to 2005	Director(2)	2010	2011
James F. Clark	64	Vice President, Square D Corporation from 1989 until his retirement in December 2000	Director	2001	2012
Stephen W. Seale, Jr.	71	Consultant, Professional Engineer	Director	1985	2012
Robert C. Tranchon	70	President and CEO, Reveille Technology from 1995 until his retirement in 2009; President, Chief Executive Officer, and Director of Ansaldo Ross Hill from 1997 to 2000	Director	2000	2012

		Principal Occupation for Past	Offices Held With	Director	Term
Name	Age	Five Years(1)	Company	Since	Expires

Thomas W. Powell	70	Chairman of the Board since 1984; President and Chief Executive Officer of the Company from 1984 through September 30, 2008	Director, Chairman of the Board(3)	1984	2013
Joseph L. Becherer	68	Senior Vice President, Eaton Corporation from September 1995 until his retirement in October 1997	Director	1997	2013
Patrick L. McDonald	57	President and Chief Executive Officer of the Company	Director, President and Chief Executive Officer of the Company(4)	2008	2013

(1)	None of the corporations listed (other than the Company) is an affiliate of the Company.

(2)	Ms. Hancock was appointed to the Board of Directors effective September 14, 2010.

(3)	Mr. Powell also served as Chief Executive Officer of the Company until his retirement on September 30, 2008.

(4)	Mr. McDonald served as President and Chief Operating Officer of the Company from February 23, 2007 until Mr. Powell’s retirement on September 30, 2008, at which time Mr. McDonald succeeded Mr. Powell as President and Chief Executive Officer of the Company.

Board Structure, Committee Composition and Meetings

As of the date of this Proxy Statement, the Board of Directors (“Board”) was comprised of ten members, divided into three classes. However, the number will be set back to nine upon the retirement of Mr. Wolny effective at the commencement of the Annual Meeting.

The Board is comprised of a majority of independent directors. The Board has determined that Ms. Bonnie V. Hancock and Messrs. Joseph L. Becherer, Eugene L. Butler, James F. Clark, Christopher E. Cragg, Stephen W. Seale, Jr., and Robert C. Tranchon are “Independent Directors” as such term is defined by Listing Rule 5600(a)(2) of The NASDAQ Stock Market, and that the current members of the audit committee are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, or the Exchange Act. The Board based its determinations of independence primarily on a review of the responses the directors provided to questions regarding employment and compensation history, affiliations and family and other relationships.

Four meetings of the Board were held during the year ended September 30, 2010. No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board during the period that such director served.

It is the Company’s policy that directors attend the Annual Meeting of Stockholders. At the Annual Meeting of Stockholders on February 26, 2010, all of the Company’s directors at that date were present. Stockholders may communicate with directors of the Company by writing to them at the Company’s headquarters. Communications addressed to the Board of Directors will be reviewed by the Secretary of the Company and directed to the members of the Board for their consideration.

Committees, Memberships and Meetings

The Board has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of The NASDAQ Stock Market.

Audit Committee

The Audit Committee assists the Board in overseeing matters relating to the Company’s accounting and financial reporting practices, the adequacy of its internal controls and the quality and integrity of its financial statements. It is the Board’s agent in overseeing the integrity of financial reports of the Company and its subsidiaries, and the adequacy of disclosures to stockholders. The Audit Committee is the focal point for communication between other directors, the Company’s independent registered public accounting firm, internal auditors and management as their duties relate to financial accounting, reporting, and controls. The Audit Committee Charter does not permit the Audit Committee to delegate its authority. The Audit Committee held four meetings during the year ended September 30, 2010. All meetings of the Audit Committee were separate and apart from meetings of the full Board of Directors during fiscal 2010.

The Audit Committee is comprised of Eugene L. Butler, Christopher E. Cragg, Stephen W. Seale, Jr. and Robert C. Tranchon. The Board of Directors has determined that each of Messrs. Butler and Cragg qualify as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K promulgated under the Exchange Act, and that each is an independent director. A copy of the Audit Committee Charter is available on the Company’s web site, www.powellind.com, under the section entitled “Investor Relations.”

Compensation Committee

The Compensation Committee provides oversight on behalf of the full Board on development and administration of the Company’s executive compensation program and each benefit plan in which officers and directors are eligible to participate. The Compensation Committee regularly reviews the Company’s compensation practices, including the methodologies for setting the total compensation for senior management and officers. The Compensation Committee makes recommendations for compensation paid to the Chief Executive Officer and for director compensation. The Compensation Committee also strives to make the Company’s compensation competitive by comparing the Company’s practices and compensation levels against the results of surveys of related-industry companies. The Compensation Committee has the flexibility to exercise its independent judgment when establishing compensation policies, especially when rewarding individual performance.

The Compensation Committee has the authority to directly engage independent consultants. On a regular basis, consultants have been used to provide advice and ongoing recommendations regarding executive compensation. In 2009 and 2010, the Compensation Committee retained Hewitt Associates LLC (“Hewitt”) to provide market information and analyses regarding named executive officers’ total compensation including base salary, short-term incentive compensation and long-term incentive compensation. The Hewitt analysis and report also included director compensation.

The Compensation Committee is comprised of Joseph L. Becherer, Christopher E. Cragg, Ronald J. Wolny and Stephen W. Seale, Jr. The Compensation Committee, held five meetings during the year ended September 30, 2010. The Compensation Committee also performs an annual self evaluation and the most recent evaluation determined that the Committee met all expectations of the Compensation Committee Charter. A copy of the Compensation Committee Charter is available on the Company’s web site, www.powellind.com, under the section entitled “Investor Relations.”

Nominating and Governance Committee

The Nominating and Governance Committee proposes a slate of directors for election by the Company’s stockholders at each annual meeting and recommends candidates for appointment to the Board to fill any vacancy on the Board. The Nominating and Governance Committee is also responsible for establishing director qualifications and the selection criteria for new directors. The Nominating and Governance Committee recommends to the Board a slate of directors to serve on each standing committee of the Board and recommends one member of each standing committee to serve as chairman of the committee. The Nominating and Governance Committee is also responsible to review and monitor the adherence to the Corporate Governance Guidelines adopted by the Board.

The Nominating and Governance Committee is comprised of Eugene L. Butler, James F. Clark and Robert C. Tranchon. During the year ended September 30, 2010, the Committee held four meetings. In December 2010, the Nominating and Governance Committee met and discussed the current director candidates, and recommended to the Board the reelection of the three candidates nominated above. A copy of the Nominating and Governance Committee Charter is available on the Company’s web site, www.powellind.com, under the section entitled “Investor Relations.”

Director Compensation

The Company uses a combination of cash and equity based compensation in the form of restricted stock to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Only directors who are not employees of the Company or any of its subsidiaries or affiliates, are entitled to receive a fee, plus reimbursement of out-of-pocket expenses for their services as directors. Mr. McDonald, who is also our employee, does not receive any additional compensation for serving as a director. In 2009, the Compensation Committee utilized Hewitt for market data and analysis of director compensation as part of the Committee’s annual review of director compensation.

For fiscal 2010, compensation for non-employee directors was comprised of the following components:

		Cash	Common
		Compensation	Stock

Quarterly Retainer:		$2,500
Board Meeting Fees:		$2,000
(For each meeting attended)
Committee Chairman Meeting Fees:	Audit	$2,500
(For each meeting attended)	Compensation	$1,250
	Nominating and Governance	$1,250
Committee Member Meeting Fees:	Audit	$1,200
(For each meeting attended)	Compensation	$800
	Nominating and Governance	$800
Annual Restricted Stock Award:			2,000

In addition to the above, the Company reimburses expenses related to attendance of meetings to non-employee directors.

The stockholders voted at the March 16, 2002 meeting to approve the Non-Employee Director Stock Option Plan which superseded the 2000 Non-Employee Director Stock Option Plan adopted by the Board of Directors in 2000. The total number of shares of Common Stock reserved under the plan is 100,000 shares. The plan is administered by the Compensation Committee. The Compensation Committee plans to terminate the 2000 Non-Employee Director Stock Option Plan after all outstanding options granted under it have been exercised or have expired. The last stock options under this plan were issued in June 2004.

The stockholders voted at the April 15, 2005 meeting to approve the Non-Employee Director Restricted Stock Plan. The total number of shares of Common Stock reserved under the plan is 150,000 shares. The plan is administered by the Compensation Committee. Eligibility to participate in the plan is limited to those individuals who are members of the Board of the Company and who are not employees of the Company or any affiliate of the Company. In accordance with the terms of the Plan, each non-employee director receives 2,000 restricted shares of the Company’s Common Stock annually in June. In June 2010, each non-employee director was issued 2,000 such shares in accordance with the Non-Employee Director Restricted Stock Plan.

DIRECTOR COMPENSATION FOR FISCAL 2010

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended September 30, 2010.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)(2)(3)(4)	($)(5)(6)	($)

Joseph L. Becherer	21,200	57,900		79,100
Eugene L. Butler	31,200	57,900		89,100
James F. Clark	21,200	57,900		79,100
Christopher E. Cragg	26,000	61,338		87,338
Bonnie V. Hancock(7)	2,000	43,335		45,335
Thomas W. Powell	18,000	265,818	390,000	673,818
Stephen W. Seale, Jr.	26,000	57,900		83,900
Robert C. Tranchon	27,800	57,900		85,700
Ronald J. Wolny	24,250	57,900		82,150

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2010, in accordance with FAS 123R of awards, including awards granted in years prior to September 30, 2010, pursuant to the Company’s long-term incentive compensation plan. The grant date fair values of the stock awards granted are equivalent to the average of the high and low stock price on the date of grant at $28.95 per share, except for the stock award granted to Ms. Hancock which was $28.89 per share on the date of grant.

(2)	Except for the issuances referenced in footnote 3 below, all of the referenced stock awards relate to the annual issuance of 2,000 shares of restricted stock to each of our directors, which vest in two equal installments on the first and second anniversaries of the date of grant. Excepting grants to newly appointed directors, following any two years of service, each of our directors would hold 3,000 shares of unvested restricted stock (2,000 unvested shares from the most recent issuance and 1,000 unvested shares from the prior year’s issuance).

(3)	In addition to the grant referenced in footnote 2 above, Mr. Cragg was granted a stock award of 121 shares of our common stock valued at $3,438 which represents a pro rata portion of his award under our Non-Employee Director Restricted Stock Plan that should have been made upon his appointment in 2008.

(4)	In addition to the grant referenced in footnote 2 above, Mr. Powell was granted a stock award for 5,518 shares of our common stock valued at $207,918 which represents a pro rata portion of his award under the Company’s Long-Term Incentive Compensation Plan granted to him while serving as the Company’s Chief Executive Officer. He resigned after serving one year of the three year measurement period.

(5)	Pursuant to a consulting agreement with Mr. Powell, Mr. Powell provided advice to and performed certain consulting services for the Company from October 1, 2008 to September 30, 2010. The Company paid Mr. Powell $60,000 per quarter during the term of such Consulting Agreement.

(6)	Thomas W. Powell is also covered by the Company’s Executive Benefit Plan. Pursuant to Mr. Powell’s Executive Benefit Agreement executed under such Plan, following normal retirement after age 65 and having completed at least ten years of continuous employment, he is entitled to salary continuation payments of $150,000 per year for five years and then $75,000 per year for ten years. A key man insurance policy for

$1 million was purchased at the time this became effective, the ultimate proceeds of which are intended to offset a portion of the cost of this benefit.

(7)	Ms. Hancock was appointed to the Board effective September 14, 2010.

CORPORATE GOVERNANCE

The Company has established Corporate Governance Guidelines, which may be found on the Governance page of the Company’s website, www.powellind.com. The Corporate Governance Guidelines include the definition of independence used by the Company to determine whether its directors and nominees for directors are independent, which are the same qualifications prescribed under the Marketplace Rules of The NASDAQ Stock Market. Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors are required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings occur as an executive session without the management director in attendance in conjunction with regularly scheduled meetings of the Board throughout the year. Because the Chairman of the Board was also formerly a member of management, the separate non-management sessions are presided over by an independent director elected by a majority of the non-management directors. If the non-management directors include directors who are not independent directors (as determined by the Board), because the Chairman of the Board is not an independent director, the independent directors’ separate session is presided over by an independent director elected by a majority of the independent directors.

Board Leadership Structure

The Chairman of the Board is elected by the Board of Directors on an annual basis. Mr. Powell currently serves as Chairman. The Board has determined that Mr. Powell should continue to serve in the role of Chairman based on various factors. First, as the Company’s long-time Chief Executive Officer and Chairman, Mr. Powell’s leadership and vision for the Company have been instrumental in its development, including his extensive knowledge and experience of the electrical manufacturing business derived from his decades of experience as CEO. Second, Mr. Powell is uniquely qualified to be the Company’s Chairman because he has years of experience in that role. Finally, Mr. Powell has the confidence of the Board, the Company and its stockholders to continue to implement the Company’s business plan.

Board’s Role in Risk Oversight

The Board utilizes the Company’s Enterprise Risk Management (ERM) process to assist in fulfilling its oversight of the Company’s risks. Management, which is responsible for day-to-day risk management, conducts a risk assessment of the Company’s business annually and more often on an as-needed basis. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in approving the Company’s business strategy as promoted by management is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual risk assessment, which is facilitated by the Company’s ERM team in collaboration with the Company’s internal auditors. The results of the risk assessment are reviewed with the full Board. The centerpiece of the assessment is a discussion of the Company’s key risks, which includes the potential magnitude of each risk, likelihood of each risk and the speed with which the risk could impact the Company. As part of the process of analyzing each risk, management identifies the senior executive responsible for managing the risk, the risk’s potential impact and management’s initiatives to manage the risk.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management and the Company’s independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations and with conflict of interest issues that may arise. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee considers risks related to corporate governance.

Review, Approval or Ratification of Transactions with Related Persons

The Company reviews any transaction between the Company or a subsidiary of the Company and any of our directors, executive officers or any of their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting securities and the amount of the transaction exceeds $120,000. The Company’s Code of Business Conduct and Ethics requires disclosure by directors of any situation that involves, or may reasonably be inferred to involve, a conflict between a director’s personal interests and the interests of the Company. The Company’s practice when such matters have been disclosed has been to refer the matter for consideration and final determination by the Audit Committee or the independent directors of the Board, or both, which have considered the fairness of the transaction to the Company, as well as other factors bearing upon its appropriateness. In all such matters, any director having a conflicting interest abstains from voting on the matters.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, including its executive officers and directors. A copy of the Company’s Code of Business Conduct and Ethics may be obtained at the Investor Relations section of the Company’s website, www.powellind.com, or by written request addressed to the Secretary, Powell Industries, Inc., 8550 Mosley Drive, Houston, Texas 77075. The Company intends to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Controller by posting such information on the Company’s website.

Communications with the Board of Directors

The Board of Directors, comprised of a majority of independent directors, has unanimously approved a process for stockholders, or other interested persons, to communicate with the Board of Directors. This process is located on the Governance page of the Company’s website, www.powellind.com. The relevant document is titled “Procedures for Communication with Directors.”

In addition, stockholders, or other interested persons, wishing to communicate with the Board of Directors for anonymous complaints about accounting, internal accounting control and auditing issues may call the Company’s toll-free governance hotline at 1-877-888-0002. The Audit Committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, calling the hotline should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.

Nomination Process

The Nominating and Governance Committee will consider written recommendations from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Governance Committee c/o the Secretary, Powell Industries, Inc., 8550 Mosley Drive, Houston, TX 77075 and should be accompanied by the following information:

•	all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholder(s); and

•	appropriate biographical information and a statement as to the qualifications of the nominee.

The written recommendation should be submitted in the time frame described under the caption “Stockholder Proposals” below.

Nominees for director are selected on the basis of a number of qualifications including their independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Nominating and Governance Committee initiates the process for identifying and evaluating nominees to the Board of Directors by preparing a slate of candidates who meet the criteria for selection as a nominee and have any specific qualities or skills being sought based on input from members of the Board. When formulating its recommendations for potential Board nominees, the Nominating and Governance Committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the Nominating and Governance Committee or the Board may deem appropriate.

The Nominating and Governance Committee evaluates the candidates by reviewing their biographical information and qualifications, with qualified nominees being interviewed by at least one member of the Committee. Members of the Board also have an opportunity to interview qualified nominees. The Nominating and Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that a nominee be nominated to fill a directorship with an expiring term. Candidates recommended by the Nominating and Governance Committee to fill a directorship with an expiring term are presented to the Board for selection as nominees to be presented for the approval of the stockholders. The Nominating and Governance Committee anticipates that a similar process will be used to evaluate nominees recommended by stockholders, but has not previously received a stockholder recommendation for a nominee for director. The Nominating and Governance Committee typically is responsible for recommending new members to the Board to fill the unexpired term of a directorship vacated during the term or new directorships created by any increase in the size of the Board.

As provided in the Company’s Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of stockholders. In the event of a vacancy on the Board between annual meetings of the Company’s stockholders, the Board may request that the Nominating and Governance Committee identify, review and recommend qualified candidates for Board membership for Board consideration to fill such vacancies.

The Board is permitted by the Bylaws to fill existing or newly created directorship slots by a majority vote of the directors then in office. The Board currently has a policy in place pursuant to which a director who turns 70 during his or her term will not stand for re-election at the end of that term. As a result, Ronald J. Wolny’s current term is scheduled to be his last and, therefore, the Board determined during fiscal year 2010 to increase the size of the Board from nine members to ten. This will allow the new director to serve during a transition period prior to Mr. Wolny’s retirement.

After following the procedures required for nominating directors, the Nominating and Governance Committee recommended to the Board that Bonnie V. Hancock be appointed to fill this vacancy. The Board unanimously approved the appointment of Ms. Hancock to be effective September 14, 2010 for a term to end at the next annual meeting of stockholders. In addition, the Board determined that the number of members of the Board will decrease back to nine upon Mr. Wolny’s retirement.

Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Governance page of the Company’s website, www.powellind.com, are determined by the Board with input from the Nominating and Governance Committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience, and skills in areas deemed critical to understanding the Company and its business, the candidate’s commitments to the boards of other companies, and personal characteristics, such as integrity and judgment. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. It is the Board’s opinion that the qualification guidelines included in the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Practices for Considering Diversity

The minimum criteria for selection of members to serve on our Board of Directors ensures that the Nominating and Governance Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. Director nominees are selected so that the Board represents a diversity of experience in areas needed to foster the Company’s business success, including experience in the energy industry, finance, consulting, international affairs, public service, governance and regulatory compliance. Each year the Board of Directors and each committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees as a group. These evaluations assess the diversity of talents, expertise, and occupational and personal backgrounds of the Board members.

Director Qualifications

When identifying director nominees, the Nominating and Governance Committee will consider the following:

•	The person’s reputation, integrity and independence;

•	The person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the Board and the current state of the Company and the electrical distribution and energy industries generally at the time of determination;

•	The number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company; and

•	The person’s knowledge of areas and businesses in which the Company operates.

The Nominating and Governance Committee and the Board believe the above mentioned attributes, along with the leadership skills and other experience of its Board members described below, provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

Joseph L. Becherer

•	Business leadership experience as a senior leader of several major electrical equipment manufacturers producing products and services similar to those manufactured and sold by the Company and for similar markets;

•	Significant experience in sales and marketing.

•	Serves on the Board of a private hospital.

Eugene L. Butler

•	Business leadership experience as an executive officer of several public companies serving the oil and gas industry;

•	Prior experience as a Certified Public Accountant (CPA) with a major accounting firm and is an audit committee financial expert pursuant to SEC rules;

•	Board experience with other public companies.

James F. Clark

•	Business leadership experience as senior leader of several major electrical equipment manufacturers producing products and services similar to those manufactured and sold by the Company and for similar markets;

•	Industry experience with extensive relationships with suppliers and customers;

•	Significant experience in operational management, product development and sales.

Christopher E. Cragg

•	Business leadership experience as an executive officer of a public company serving the oil and gas industry;

•	Prior experience as a CPA with a major accounting firm and is an audit committee financial expert pursuant to SEC rules;

•	Significant oil and gas industry experience with relationships with suppliers and customers.

Bonnie V. Hancock

•	Business leadership experience as a senior leader of a major investor-owned utility;

•	Prior experience in public accounting with accounting and tax expertise.

•	Corporate risk management expertise.

Patrick L. McDonald

•	Business leadership experience as the current Chief Executive Officer of the Company;

•	Prior business leadership experience as a senior manager of a major electrical equipment manufacturer producing products and services similar to those manufactured and sold by the Company and for similar markets;

•	Significant international business experience.

Thomas W. Powell

•	Business leadership experience as the prior Chief Executive Officer and as Chairman of the Board of the Company;

•	Over 40 years experience in the industry with extensive relationships with suppliers and customers;

•	Significant experience in operational management, product development and sales.

Stephen W. Seale, Jr.

•	Business leadership and technical experience as a professional engineer;

•	Industry knowledge and experience in project management;

•	Knowledge of corporate governance and financial oversight.

Robert C. Tranchon

•	Business leadership experience as senior leader of a major electrical equipment manufacturer producing products and services similar to those manufactured and sold by the Company and for similar markets;

•	Prior experience as President and CEO of a software developer and provider to manufacturing entities;

•	Experience in information technology.

NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Nominating and Governance Committee, upon its own recommendation and approval of the independent members of the Board of Directors, recommended that the Board nominate Eugene L. Butler, Christopher E. Cragg, and Bonnie V. Hancock for re-election as directors, subject to stockholder approval, for a three-year term ending at the annual stockholder meeting in 2014 and has otherwise satisfied its responsibilities under its charter.

The Nominating and Governance Committee of the Board of Directors,

Robert C. Tranchon, Chairman
Eugene L. Butler
James F. Clark

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 3, 2011 (unless otherwise indicated below), the beneficial ownership of our common stock by each stockholder known to us to be the beneficial owner of more than five percent (5%) of the Company’s outstanding common stock, each director and nominee for director, each of the named executive officers, and all named executive officers and directors as a group. Unless otherwise indicated, the address for all current executive officers and directors is c/o Powell Industries, Inc., 8550 Mosley Drive, Houston, Texas 77075.

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership(1)		Percent of Class

Thomas W. Powell	2,708,453	(2)	23.1%
PO Box 12818 Houston, Texas 77217
Royce & Associates, L.L.C.	1,275,348	(3)	10.9%
1414 Avenue of the Americas New York, New York 10019
Joseph L. Becherer	20,371	(4)	*
Eugene L. Butler	15,000(4	)(5)	*
James F. Clark	13,000	(4)	*
Christopher E. Cragg	6,121	(4)	*
Bonnie V. Hancock	1,500	(6)	*
Milburn E. Honeycutt	8,261	(7)	*
Don R. Madison	38,978	(8)	*
Patrick L. McDonald	29,804	(9)	*
Stephen W. Seale, Jr.	24,414	(4)	*
Robert C. Tranchon	12,100	(4)	*
Ronald J. Wolny	26,150	(4)	*
All Executive Officers and Directors as a group (12 persons)	2,904,152	(10)	24.8%

*	Less than one percent (1%).

(1)	The persons listed have sole voting power and sole investment power with respect to the shares beneficially owned by them, except as otherwise indicated.

(2)	Mr. Powell has sole voting power and sole investment power with respect to 2,665,436 of such shares, of which 822,808 are held directly, 1,798,628 are held by TWP Holdings, Ltd., a partnership controlled by Mr. Powell and 44,000 are shares subject to stock options which are exercisable within 60 days of January 3, 2011 by Mr. Powell. Also includes 8,800 shares of restricted stock issued in accordance with the Company’s 1992 Stock Option Plan and 3,000 shares of restricted stock issued in accordance with the Company’s Non-Employee Director Restricted Stock Plan. Also includes 26,605 shares held by the Thomas Walker Powell Trust, of which Mr. Powell is a co-trustee and shares voting and investment power with respect to the shares held by such trust with the other co-trustees, Michael W. Powell and Holly C. Powell Pruitt and 4,612 shares held in trust for the account of Mr. Powell under the Employees Incentive Savings Plan of the Company.

(3)	The shares set forth in the table reflect the number of shares owned as of September 30, 2010, based on a Schedule 13F dated November 8, 2010 filed by Royce & Associates, LLC.

(4)	Includes 3,000 shares of restricted stock issued in accordance with the Company’s Non-Employee Director Restricted Stock Plan.

(5)	Includes 2,000 shares subject to stock options which are exercisable within 60 days of January 3, 2011.

(6)	Includes 1,500 shares of restricted stock issued in accordance with the Company’s Non-Employee Director Restricted Stock Plan.

(7)	Includes 1,044 shares of restricted stock issued in accordance with the Company’s 2006 Equity Compensation Plan and 437 shares held in trust for the account of Mr. Honeycutt under the Employees Incentive Savings Plan of the Company.

(8)	Includes 2,407 shares of restricted stock issued in accordance with the Company’s 2006 Equity Compensation Plan, 3,800 shares of restricted stock issued in accordance with the Company’s 1992 Stock Option Plan and 975 shares held in trust for the account of Mr. Madison under the Employees Incentive Savings Plan of the Company.

(9)	Includes 15,601 shares of restricted stock issued in accordance with the Company’s 2006 Equity Compensation Plan and 276 shares held in trust for the account of Mr. McDonald under the Employees Incentive Savings Plan of the Company.

(10)	Includes 2,000 shares subject to stock options which are exercisable within 60 days of January 3, 2011, 25,500 shares of restricted stock issued in accordance with the Company’s Non-Employee Director Restricted Stock Plan, 19,052 shares of restricted stock issued in accordance with the Company’s 2006 Equity Compensation Plan and 12,600 shares of restricted stock issued in accordance with the Company’s 1992 Stock Option Plan.

EXECUTIVE OFFICERS

The following table provides information regarding the executive officers of the Company who are not also a director or a nominee for director. The officers of the Company serve at the discretion of the Board of Directors of the Company.

Name	Age	Since	Position

Don R. Madison(1)	53	2001	Executive Vice President and Chief Financial and Administrative Officer
Milburn E. Honeycutt(2)	47	2005	Vice President and Controller

(1)	Mr. Madison was elected Executive Vice President and Chief Financial and Administrative Officer of the Company by the Board of Directors at its February 23, 2007 meeting which election became effective on that date. Mr. Madison had previously served as Vice President and Chief Financial Officer of the Company since October 2001.

(2)	Mr. Honeycutt was elected Vice President of the Company by the Board of Directors at its April 15, 2005 meeting which election became effective on that date. From October 2003 through April 2005, Mr. Honeycutt served as Vice President and Controller of Synagro Technologies, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the board has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the Company’s executive team is fair, reasonable and competitive.

Executive Total Compensation Philosophy

The Company’s philosophy regarding the executive compensation program for our named executive officers has been to design a compensation package that provides competitive base salary levels and compensation incentives that 1) attract and retain individuals of outstanding ability in these key positions, 2) recognize corporate performance relative to established goals and the performance of the Company 3) support both the short-term and long-term strategic goals of the Company. The Compensation Committee believes this approach closely links the compensation of the Company’s executives to the execution of the Company’s strategy and the accomplishment of the Company goals that are intended to be in alignment with stockholder objectives.

Compensation Program Objectives

•	Attract, motivate, reward and retain key executive talent required to achieve corporate strategic objectives;

•	Reinforce the relationship between strong individual performance of executives and business results;

•	Align the interests of executives with the long-term interest of stockholders; and

•	Design a compensation program that neither promotes overly conservative actions or excessive risk taking.

The compensation program is based upon the principles of paying officers competitively and designing incentive compensation programs which support achievement of both short and long term objectives which are intended to enhance stockholder value. We believe that our compensation philosophy and program design contribute to achievement of the Company’s objectives.

Compensation Benchmarking Relative to Market

Based on the foregoing objectives, the Compensation Committee has structured the Company’s elements of compensation, both cash and non-cash, to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the Compensation Committee has the authority under its charter to periodically engage an outside human resources consulting firm to conduct a review of its total compensation program for the Chief Executive Officer as well as for other executive officers. The human resources consulting firm provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and on the recommendations being made by the Company’s Chief Executive Officer for executives other than the Chief Executive Officer.

In 2009, the Compensation Committee engaged Hewitt to provide advisory services to the Compensation Committee, including but not limited to, an executive compensation review for fiscal 2010. The Compensation Committee did not direct Hewitt to perform its services in any particular manner or under any particular method. All of the decisions with respect to the Company’s executive compensation, however, are made by the Compensation

Committee with review by the full Board of Directors. The Compensation Committee evaluates the compensation consultant annually and has the final authority to hire and terminate the compensation consultants. In fiscal 2009, Hewitt performed no other services for the Company other than those described above for the Compensation Committee.

In making compensation decisions, the Compensation Committee compares total compensation, as well as, elements comprising compensation against a group of publicly-traded companies as set forth in the next paragraph. This group of companies, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes the Company competes for talent and for stockholder investment.

The 2009 Hewitt study utilized two independent benchmarking methods for determining total compensation. The first method first identified a Proxy Peer Group consisting of 11 companies based on selection criteria including revenues, assets, market capitalization and scope of operations. The data source included proxy statements, 8-K filings, and Form 4 filings. These 11 companies are identified below as the “Proxy Peer Group.”

The second method involved a Diversified Peer Group consisting of 78 companies in the general electrical, industrial and manufacturing fields with generally comparable positions and operations to the Company. The data source with this method utilized Hewitt’s Total Compensation Measurement Data Base. The 78 companies are also identified below as the “Diversified Peer Group.”

The results of the 2009 Hewitt study provided guidance to the Compensation Committee to develop the Company’s compensation program as well as the various elements and their proportion to total compensation. The Proxy Peer Group information was determined to be the most applicable for determining the targeted total compensation for executive officers.

Proxy Peer Group
Advanced Energy Industries, Inc.
Altra Holdings Inc.
AZZ Inc.
CTC Corporation
DXP Enterprises Inc.
ENGlobal Corporation
ESCO Technologies Inc.
Franklin Electric Company, Inc.
Integrated Electrical Services, Inc.
Methode Electronics Inc.
Power-One Inc.

Diversified Peer Group

3M	Eaton Corporation	MEI Inc.	Steelcase Inc.
Alabama Electric Cooperative	Emerson Electric	Milacron Inc	Stihl Incorporated
Alter Trading Corporation	ESCO Technologies Inc.	Mine Safety Appliances Co	Sypris Solutions, Inc.
Ameron International Corporation	Federal Signeal	Motorola, Inc.	Terex Corporation
Arrow Electronics, Inc.	FMC Technologies	Nintendo of America	Textron Inc.
Ball Corporation	Fortune Brands, Inc.	O. C. Tanner Company	The Marmon Group, Inc
Belden Inc.	General Electric Company	Oil States International, Inc	Thermadyne Holdings
Brady Corporation	Graco Inc.	OMNOVA Solutions, Inc.	Thomas & Betts Corporation
Briggs & Straton Corporation	Haworth, Inc.	Owens-Illinois, Inc.	Toshiba America, Inc
Bunge Limited	Herman Miller, Inc.	Panasonic Corporation of North America	TriMas Corporation
Cameron Drilling and Production	Honeywell International Inc.	Panduit Corp.	Tyco International
Cameron International Corporation	Hubbell Incorporated	Parker Hannifin Corporation	United Technologies Corporation
Case New Holland	Illinois Tool Works Inc.	Phillips Electronics Corporation	Valmont Industries, Inc.
Caterpillar Inc.	Ingersoll-Rand Company	Rockwell Automation	Valves & Measurement
CHS Inc.	ITT Corporation	Sauer-Danfoss Inc.	W. L. Gore & Associates, Inc.
Compressions Systems	Joy Global Inc.	Schneider Electric USA	W. W. Grainger, Inc.
Cooper Industries, Inc.	Kaman Corporation	Siemens	Walter Industries, Inc.
Deere & Company	Lord Corporation	Solar Turbines Incorporated	Waters Corporation
Diebold, Incorporated	Manitowoc Company, Inc.	Solectron Corporation	Westinghouse Electric Co.
Dover Corporation			Woodward Governor Company

Fiscal 2010 Executive Compensation Elements

The Company’s executive compensation program is comprised of the following elements:

•	Base Salary;

•	Short-term Cash Incentive Plan;

•	Long-term Compensation Plan, or LTCP; and

•	Benefits and Certain Perquisites.

These elements form the basis of total compensation for executive officers. The Compensation Committee targeted the 50th percentile of the Proxy Peer Group as a basis for determining total compensation.

Base Salary.  The Company pays base salary to executive officers in order to compensate them for day-to-day services rendered to the Company over the course of each year. Salaries for executive officers are reviewed annually by the Compensation Committee. In determining individual salaries, the Compensation Committee considers the scope of the executive’s job responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation as compared to the results of surveys of related-industry companies conducted by compensation consultants hired by the Compensation Committee, as well as the specific actions and strategic activities of such executive officer for the prior year. In particular, the Compensation Committee reviews the Chief Executive Officer’s job performance for the prior year, from both a quantitative aspect and a qualitative aspect as noted below under “Compensation Decisions for 2010,” although the Compensation Committee does not attribute any level of compensation to any particular financial measure.

Mr. McDonald provides the Compensation Committee with input regarding the performance of the other executive officers and makes compensation recommendations with respect to these individuals.

Short-term Cash Incentive Compensation.  The Company utilizes cash incentive pay in order to incentivize the achievement of specific operating results each year and to encourage short-term performance. The methodology for determining annual cash incentive pay is identical for each of our named executive officers. The Compensation Committee determines Company objectives on an annual basis. For fiscal 2010, the Compensation Committee considered the Company’s performance based on earnings per fully diluted share and on working capital turns for short-term cash incentive compensation determinations. The Compensation Committee reviews the recommended cash incentive compensation potential of each executive officer and may revise, upward or downward, the threshold, target and maximum, or overachievement, percentages of base salary that can be awarded based on the objectives initially set.

The table below sets forth the short-term cash incentive compensation for each named executive officer.

Short-term Cash Incentive Compensation

			Maximum, or
	Threshold(1)	Target	Overachievement(2)
Named Executive Officer	(Percent of Base Salary)	(Percent of Base Salary)	(Percent of Base Salary)

Patrick L. McDonald	50%	100%	150%
Don R Madison	40%	80%	120%
Milburn E. Honeycutt	25%	50%	75%

Notes: (1)	Threshold is comprised of 50% attainment of targeted fully diluted earnings per share and a threshold Company working capital turn objective. Fully diluted earnings per share objective is weighted at 70% and working capital turns is weighted at 30%.

(2)	The maximum, or overachievement, percentage is a combination of 150% attainment of targeted fully diluted earnings per share and a .25 turn achievement above the working capital objective.

Long-term Compensation Plan.  It is the Company’s opinion that the interests of stockholders are best served when a portion of employee compensation is tied to equity ownership. Pursuant to the Company’s incentive compensation plan, as amended, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other equity-based awards. Historically, the Company has used either stock options or restricted stock awards as a means to incentivize long-term employment and performance and to align individual compensation with the objective of building long-term stockholder value.

The Compensation Committee’s practice is to make all annual compensation decisions, including approval of equity awards to named executive officers, at its regularly scheduled September meeting. These awards subsequently become effective upon the Board of Director’s approval of the Company’s annual operating plan, which occurs in a Board meeting that immediately follows the Compensation Committee’s meeting on the same or the following day.

The Compensation Committee exercises discretion in determining the number and type of equity awards to be given to our named executive officers as long-term incentive compensation. In exercising its discretion, the Compensation Committee considers a number of factors, including individual responsibilities, competitive market data, stock price performance, and individual and Company performance. Subject to the express provisions of the incentive compensation plan and directions from the Board, the Compensation Committee is authorized, among other things, (i) to select the executives to whom equity awards will be granted; (ii) to determine the type, size and terms and conditions of equity awards, including vesting provisions and whether such equity awards will be time or performance based; and (iii) to establish the terms for treatment of equity awards upon a termination of employment.

In September 2009, the Compensation Committee determined to use two vehicles of long term compensation with respect to the Chief Executive Officer and one vehicle for other executive officers. All officers participate in a long-term performance-vesting restricted stock unit awards and the Chief Executive Officer participated in a time-vesting restricted stock award.

Vesting of restricted stock unit awards given executive officers is dependent on 1) such officer’s continued service for three years following the award and 2) the Company achieving specified relative earnings per share performance objectives over such three-year cycle. Accordingly, vesting of restricted stock units awarded in October 2010 occurs at the end of fiscal 2013.

The time-vesting restricted stock award granted to the Chief Executive vests at a rate of 20% per year commencing October 1, 2010. Accordingly, the award will be fully vested on October 1, 2015.

The table below sets forth long-term performance-vesting compensation for each named executive officer.

Long-term Performance Vesting Compensation

	Threshold	Target	Maximum (Overachievement)
	Earnings Per Share	Earnings Per Share(1)	Earnings Per Share(2)
Named Executive Officer	(Percent of Base Salary)	(Percent of Base Salary)	(Percent of Base Salary)

Patrick L. McDonald	50%	100%	150%
Don R Madison	25%	50%	75%
Milburn E. Honeycutt	20%	40%	60%

Notes:	(1) The threshold is 80% of target earnings per share.

(2) The maximum, or overachievement, percentage is 150% of the target earnings per share.

The operational features of the Long-term Performance-Vesting Compensation award can be summarized as follows:

•	Each performance cycle lasts three years and a new performance cycle commences each year resulting in overlapping performance cycles;

•	Plan participants receive a performance contingent grant of restricted shares at the start of each performance cycle. The number of restricted shares is based upon salary and the share price on the date of grant and represents the target number of shares that may be ultimately earned;

•	The actual number of shares earned will increase or decrease by a factor of 0-150% of the number of performance contingent restricted stock shares initially granted depending on the achievement of performance goal (earnings per share) established at the start of the performance cycle; and

•	The ultimate value of awards depends on the number of shares earned and the share price at the end of the performance cycle.

In summary, the Company’s Long-term Compensation Plan provides for the following key factors:

•	Aligns the interest of management with the long-term interests of stockholders;

•	Allows award payments directly linked to the long-term company performance; and

•	It is an effective means of attracting and retaining key talent.

Perquisites and Benefits:  The Company provides its named executive officers with a very limited number of perquisites that in the Company’s and the Compensation Committee’s opinions are reasonable and consistent with its overall compensation program, and necessary to remain competitive. The Compensation Committee periodically reviews the levels of perquisites provided to the named executive officers. Costs associated with perquisites provided by the Company are included in the footnote to the Summary Compensation Table for Fiscal 2010, 2009 and 2008 appearing on page 29 of this proxy. The perquisites provide for a vehicle allowance for each of the Company’s executive officers.

401(k) Plan.  Powell Industries, Inc. 401(k) Plan is a tax-qualified retirement savings plan in which most U.S. employees, including the named executive officers, are eligible to participate. Key elements of the plan include: participants may elect to make contributions on a pre-tax basis, contributions are limited by the tax code, the Company matches 100 percent of the first 4 percent of pay that is contributed to the savings plan, and all employee contributions vest immediately.

Deferred Employees’ Compensation Plan.  The named executive officers are eligible to participate in the Powell Industries, Inc. Deferred Compensation Plan, which is a non-qualified, unfunded retirement savings plan. This plan provides the opportunity to increase deferrals of base salary and to elect deferrals of incentive compensation awards. Key elements of the plan include: participants can contribute up to 50 percent of their base salary and 100 percent of their short-term cash incentive compensation awards. Base salary and short-term cash incentive compensation deferrals are not eligible for an employer matching contribution and all employee contributions vest immediately.

Change in Control.  In addition to change in control provisions found in the Company’s compensation and defined benefit plans which apply to all participants in those plans, the Company has an executive severance plan in which all named executive officers participate. However, the Board may terminate this executive severance plan in its sole discretion at any time.

In the event of a change in control, each named executive officer will receive their maximum payout factors for both long-term compensation and short-term cash incentive compensation. Additionally, all unvested stock options, SARs, restricted stock and restricted stock units vest immediately. Stock options and SARs remain exercisable over the normal life of the grant. Change in control is defined as when one or more of the following occur:

•	Any acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors of the Company (the “Outstanding Voting Securities”);

•	The merger or consolidation of the Company with any other entity if any person or group of persons (as defined in Rule 13d-5), together with his or its affiliates, is the beneficial owner, directly or indirectly, of 35% or more of the surviving entity’s then outstanding securities entitled generally to vote for the election of the surviving entity’s directors;

•	Continuing Directors no longer constitute a majority of the Board; the term “Continuing Director” means any individual who is a member of the Board on the date hereof or was nominated for election as a director by, or whose nomination as a director was approved by, the Board with the affirmative vote of a majority of directors who were members of the Board on the date hereof; or

•	The Company transfers substantially all of its assets to another corporation which is a less than 80% owned subsidiary of the Company.

The Company does not have any special severance agreements or packages (such as golden parachutes) under which payments are to be made to any named executive officer. Potential payments to named executive officers may, however, be available under the terms of existing compensation and benefit programs in the case of 1) termination (including voluntary separation, termination for cause or long-service separation) or 2) a change in control of the Company.

Terms of Potential Payments — Termination

The terms of potential payments to named executive officers in each of the following termination scenarios under existing compensation and benefit programs follows:

•	Voluntary Separation (resignation)

•	Termination for Cause (termination)

•	Long Service Separation or disability (retirement)

Short-term cash incentive compensation.  In the event of retirement, executive officers would be eligible to receive the full or prorated amount otherwise payable to them for the current plan year under their applicable short-

term cash incentive compensation. In the case of termination or resignation, executive officers would forfeit all short-term cash incentive compensation. Potential amounts and assumptions regarding the short-term cash incentive compensation are included in the Potential Payments upon Termination or Change of Control at Fiscal Year-End table on page 34.

Long-term performance-vesting awards.  In the event of retirement, executive officers would be eligible to receive full or prorated amounts otherwise payable to them under the long-term compensation plan. The executive officers’ eligibility and award amount would be determined at the conclusion of the performance period, depending on the achievement of the established performance criteria. Potential amounts and assumptions regarding the long-term incentive compensation are included in the Potential Payments upon Termination or Change of Control at Fiscal Year-End table on page 34. These terms are applicable to all employees covered by the long-term plan.

Long-term time-vesting award.  In the event of separation of the Chief Executive Officer, all time vesting awards will fully vest and become payable to the officer except that in the event of termination for cause or a voluntary termination by the Chief Executive Officer, the Chief Executive Officer will forfeit all unvested shares. Potential amounts and assumptions regarding the long-term incentive compensation are included in the Potential Payments upon Termination or Change of Control at Fiscal Year-End table on page 34.

Deferred compensation.  The Nonqualified Deferred Compensation during Fiscal 2010 on page 33 describes unfunded, non-qualified deferred compensation plans that permit the deferral of salary, bonus and short-term cash incentive compensation awards by named executive officers. These plans do not provide for matching contributions by the Company. Named executive officers are eligible to receive the amount in their deferred compensation account following termination under any termination scenario unless the named executive elects to further defer payment as permitted by the plans. The Nonqualified Deferred Compensation column of the Potential Payments upon Termination or Change of Control at Fiscal Year-End table on page 34 assumes the executive officer terminated employment at September 30, 2010 with no further deferral of payments.

Severance pay.  Other than in accordance with the terms of existing compensation and benefit programs discussed above, no special severance payments will be made to any named executive officers including in the event of a change of control.

Terms of Potential Payments — Change in Control

Change in control provisions within our long and short-term compensation programs generally provide for accelerated vesting and do not provide for extra payments. For purposes of short-term cash incentive compensation, acceleration means that the participant would receive the maximum payout available to such participant in the case of a change of control. These change in control provisions are designed so that employees are neither harmed nor given a windfall in the event of termination of employment without cause or for good reason within 12 months following a change in control. The provisions are intended to ensure that executives evaluate business opportunities in the best interests of stockholders. The terms are applicable to all employees covered by these plans and there are no payments made for voluntary separation, resignation and termination for cause.

Summary of Overall Compensation Objectives

Consistent with the Company’s compensation philosophy and objectives discussed above, it is the Compensation Committee’s opinion that its use of the three primary elements of compensation described above provides competitive salaries, cash incentive compensation to encourage short-term performance and establishes long-term equity opportunities. The Company also adds value to the compensation package of its named executive officers through perquisites in the form of automobile allowance and contributions to the Company’s 401(k) Plan. Total compensation structure is intended to be in alignment with the interests of stockholders.

How the Company Determines Changes in Compensation for Executives

Performance Evaluation: Chief Executive Officer.  The Board evaluates the Chief Executive Officer’s performance based on:

•	The Company’s financial performance;

•	The accomplishment of long-term strategic objectives;

•	The development of the Company’s top management team;

•	Specific objectives assigned to the Chief Executive Officer; and

•	Leadership accomplishments.

The Compensation Committee considers the performance of the Chief Executive Officer compared to objectives along with information provided by the compensation consultant and the general economic environment when making recommendations to the Board regarding the Chief Executive Officer’s compensation based on the market comparison and performance assessment. The Board has the authority to exercise its discretion regarding the Chief Executive Officer’s compensation. The Board, excluding the Chief Executive Officer who is not present during these discussions, makes final decisions regarding the Chief Executive Officer’s compensation.

Performance Evaluations: Named Executive Officers other than the Chief Executive Officer.  Each year the Chief Executive Officer submits a performance assessment and compensation recommendation for each of the other named executive officers to the Compensation Committee. The Chief Executive Officer also participates in the discussions with the Compensation Committee prior to their approval of compensation for such officers. The performance evaluation is based on factors such as:

•	Achievement of individual and the Company’s objectives;

•	Contribution to the Company’s performance; and

•	Leadership accomplishments.

The Compensation Committee also reviews the information provided by the compensation consultant and either approves or adjusts the Chief Executive Officer’s recommendation. The committee has the authority to exercise discretion regarding individual performance awards.

Compensation Decisions in 2010

Base Salary.  Based upon the Chief Executive Officer’s recommendation in anticipation of the economic downturn anticipated for fiscal 2010, the Compensation Committee elected to make no changes to the base salary of any of the Company’s Named Executive Officers for fiscal 2010.

Short-term Cash Incentive Compensation Decisions.  For fiscal 2010, the Compensation Committee made two changes to the short term incentive program. The first change was to include an additional metric of working capital turns (WCT) in conjunction with fully diluted earnings per share (EPS). The second change was to provide incremental incentive award opportunity for results which exceed the target metrics.

The table below sets forth short-term cash incentive actual performance compared to fiscal 2010 targets for each named executive officer:

	Actual	Target	Metric	Metric	Weighted
Metric	Performance(1)	Performance	Performance	Weighting	Performance

EPS	$2.47	$2.10	118%	70%	82%
WCT	7.0	6.0	150%	30%	45%

Total				100%	127%

(1)	Actual performance for Short Term Compensation performance measurement excludes $3.9 million or $0.33 per share charge to record a foreign deferred tax asset valuation allowance.

Long Term Compensation Decisions.  For fiscal 2010, the Compensation Committee introduced a second vehicle of long term compensation. In addition to performance-vesting restricted stock units, the Compensation Committee has also included time-vesting restricted stock awards. For fiscal 2010, time-based restricted stock was only awarded to the Chief Executive Officer.

The table below sets forth performance-vesting restricted stock units actual performance compared to three year targets for the period ended September 30, 2010 for each named executive officer:

	Actual	Target	Metric
Metric	Performance(1)	Performance	Performance

EPS	$8.16	$7.00	117%

(1)	Actual performance for Long Term Compensation performance measurement excludes $3.9 million or $0.33 per share charge to record a foreign deferred tax asset valuation allowance.

All compensation paid to or earned by the named executive officers in fiscal 2010 is disclosed in the Summary Compensation Table for Fiscal 2010, 2009 and 2008 on page 29 of this proxy.

Deductibility of Compensation

The goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m), to the extent possible, with respect to long-term and short-term incentive programs to avoid losing the deduction for compensation in excess of $1,000,000 paid to any named executive officer. The Company has generally structured performance-based compensation plans with the objective that amounts paid under those plans are tax deductible and the plans must be approved by the Company’s stockholders. However, the committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives.

Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR FISCAL 2010, 2009 AND 2008

The following table provides certain summary information concerning cash and certain compensation paid to the Chief Executive Officer, Chief Financial Officer and all other executive officers of the Company.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
				Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	($)(1)(2)	($)(1)(2)	($)(1)	($)	($)(3)	($)

Patrick L. McDonald,	2010	$430,000	—	$163,230	—	$547,519	—	$39,680	$1,180,429
President and Chief	2009	$441,404	—	$248,750	—	$430,000	—	$42,618	$1,162,772
Executive Officer(4)	2008	$391,257	—	$131,593	—	$224,250	—	$27,063	$774,163
Don R. Madison,	2010	$308,750	—	$157,389	—	$314,505	$48,065	$33,680	$859,389
Executive Vice President,	2009	$318,100	—	$276,726	—	$247,000	$39,066	$36,226	$917,118
Chief Financial and	2008	$286,790	—	$146,382	—	$216,000	$(70,919)	$26,038	$604,291
Administrative Officer,
Secretary and Treasurer
Milburn E. Honeycutt,	2010	$195,000	—	$86,287	—	$124,147	—	$27,680	$433,114
Vice President and	2009	$200,769	—	$144,973	—	$97,500	—	$32,434	$475,676
Controller of the Company	2008	$190,001	—	$76,696	—	$92,750	—	$21,757	$381,204

(1)	The amounts set forth under the columns labeled “Bonus” and “Non-Equity Incentive Plan Compensation” relate to compensation described as “Short-term cash incentive plan” under the Compensation Discussion & Analysis. The amounts set forth under the columns “Stock Awards” and “Option Awards” relate to compensation described as “Long-term Compensation Plan” under the Compensation Discussion & Analysis.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended September 30, 2010, 2009 and 2008, in accordance with FAS 123R, including awards granted in years prior to September 30, 2008, pursuant to our incentive compensation plan.

(3)	The amounts in this column reflect:

•	Matching contributions allocated by the Company to each of the named executive officers pursuant to the Powell Industries, Inc. 401(k) Plan;

•	Automobile allowances for Messrs. McDonald, Madison, and Honeycutt of $30,000, $24,000 and $18,000, respectively; and

•	Contributions of the Company’s common stock made by the Company to each of the named executive officers under the Powell Industries, Inc. ESOP based on the value of such common stock on the date such shares were earned and on 137 shares being allocated to each of the named executive officers for 2009 and 2008. The Company’s ESOP was fully allocated on December 31, 2009 and in 2010 the Company transferred the employees shares to their respective 401(k) plan and terminated the ESOP.

(4)	Mr. McDonald served as President and Chief Operating Officer of the Company from February 23, 2007 until Thomas Powell’s retirement as Chief Executive Officer on September 30, 2008, at which time Mr. McDonald succeeded Mr. Powell as President and Chief Executive Officer of the Company.

GRANTS OF PLAN BASED AWARDS IN FISCAL 2010

The following table shows plan-based awards granted to the named executive officers during the fiscal year ended September 30, 2010. The plan-based awards identified in the table below that are also equity-based are reported in the Outstanding Equity Awards at Fiscal Year-End table as well.

								All Other	All Other
								Stock	Option
								Awards:	Awards:
								Number of	Number of	Exercise or	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	Fair Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards ($)(1)

Patrick L. McDonald	10/01/09	215,000	430,000	645,000	5,605	11,210	16,815	10,000	—	—	813,616
Don R. Madison	10/01/09	123,500	247,000	370,500	2,013	4,025	6,038	—	—	—	154,399
Milburn E. Honeycutt	10/01/09	48,750	97,500	146,250	1,016	2,033	3,050	—	—	—	77,986

(1)	The amounts in this column reflect the dollar amount that would be recognized for financial statement reporting purposes, in accordance with FAS 123R, pursuant to our incentive compensation plan, and based on the assumption that the target number of shares are issued.

EQUITY COMPENSATION PLANS

The following table summarizes information as of September 30, 2010 about our equity compensation plans.

Number of Securities Remaining
	Number of Securities to be	Weighted-average	available for Future Issuance
	Issued Upon Exercise of	Exercise Price of	Under Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities Shown in
Plan Category	Warrants and Rights	Warrants and Rights(2)	the First Column)(3)

Equity compensation plans approved by shareholders(1)	198,199	$18.41	1,135,379
Equity compensation plans not approved by shareholders	—	—	—

Total	198,199		1,135,379

(1)	Consists of shares of common stock issued or remaining available for issuance under our Non-Employee Director Restricted Stock Plan, our 2000 Non-Employee Stock Option Plan, our 2006 Equity Compensation Plan and our 1992 Stock Option Plan.

(2)	This weighted average exercise price applies only to 128,600 shares issuable upon exercise of outstanding options under our 1992 Stock Option Plan. The remainder of the outstanding securities is either unvested shares of restricted stock or the target amounts of restricted stock units for which there is no applicable exercise price.

(3)	Consists of 66,379 shares remaining available for issuance under our Non-Employee Director Restricted Stock Plan, 33,000 shares remaining available for issuance under our 2000 Non-Employee Stock Option Plan, 566,000 shares remaining available for issuance under our 2006 Equity Compensation Plan and 470,000 shares remaining available for issuance under our 1992 Stock Option Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the holdings of stock options and restricted stock unit awards of the named executive officers at September 30, 2010. This table includes unexercised and unvested options awards. Each outstanding award is shown separately for each named officer.

	Option Awards				Stock Awards
							Equity
							Incentive
					Equity Incentive		Plan Awards:
					Plan Awards:		Market or
					Number of		Payout Value
	Number of	Number of			Unearned		of Unearned
	Securities	Securities			Shares, Units		Shares, Units
	Underlying	Underlying			or Other		or Other
	Unexercised	Unexercised	Option		Rights That		Rights That
	Options	Options	Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested(2)
Name	Exercisable	Unexercisable	($)	Date	(#)		($)

Patrick L. McDonald					10,623	(1)	$330,588
					11,210	(1)	$348,855
					8,000		$248,960
Don R. Madison					3,814	(1)	$118,691
					4,025	(1)	$125,258
Milburn E. Honeycutt	1,500	—	$18.44	06/24/11
					1,927	(1)	$59,968
					2,033	(1)	$63,267

(1)	Represents the number of shares underlying outstanding restricted stock units that would be granted at target levels.

(2)	Based on the closing sales price per share of the Company’s common stock on September 30, 2010 of $31.12.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL 2010

The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and the receipt of stock awards during fiscal 2010.

	Option Awards		Stock Awards(1)
	Number of Shares	Value Realized	Number of Shares		Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting		on Vesting(4)
Name	(#)	($)	(#)		($)

Patrick L. McDonald	—	—	6,332	(2)(3)	$197,052
Don R. Madison	19,000	$216,234	4,177	(2)	$129,988
Milburn E. Honeycutt	750	$11,250	2,290	(2)	$71,265

(1)	The numbers and values represented in this table for stock awards reflect pre-tax amounts. The Company withholds from the amount reflected in this table for personal income tax withholding.

(2)	The number of shares reflected herein represents the number of shares earned as a result of the vesting of restricted stock units during the fiscal year.

(3)	In addition to the shares referenced in footnote 2 above, Mr. McDonald earned 2,000 shares as a result of the vesting of a restricted stock award during the fiscal year.

(4)	Based on the closing sales price of the Company’s common stock on September 30, 2010 of $31.12.

NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL 2010

The following table sets forth information with respect to the named executive officers’ nonqualified deferred compensation during fiscal 2010.

Registrant
	Executive	Contributions	Aggregate	Aggregate	Aggregate
	Contributions	in Last	Earnings	Withdrawals/	Balance at
	in Last Fiscal Year	Fiscal Year	in Last Fiscal Year	Distributions	Last Fiscal Year-End
Name	($)	($)	($)	($)	($)

Patrick L. McDonald	—	—	—	—	—
Don R. Madison	$119,720	$-0-	$48,065	$-0-	$558,313
Milburn E. Honeycutt	—	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE OF CONTROL AT FISCAL YEAR-END

The following table quantifies certain payments and benefits that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on September 30, 2010. The information is provided relative to the named executive officer’s compensation and service levels as of the date specified. If applicable, they are based on the Company’s closing stock price on the specified date.

		Before Change	After Change
		in Control	in Control
		Termination w/o	Termination w/o
		Cause or for	Cause or for	Voluntary			Change in
Name	Benefit	Good Reason	Good Reason	Termination(1)	Death	Disability	Control

Patrick L. McDonald	Severance Pay	$-0-	$1,290,000	$-0-	$-0-	$-0-	$1,290,000
	Bonus Payment	$-0-	$1,935,000	$-0-	$-0-	$-0-	$1,935,000
	Stock Option Vesting Acceleration	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Stock Award Acceleration	$-0-	$928,403	$-0-	$-0-	$-0-	$928,403
	Health Care Benefit Continuation	$-0-	$45,000	$-0-	$-0-	$-0-	$45,000
	Tax Gross-up	$-0-	$4,676,417	$-0-	$-0-	$-0-	$4,676,417
Don R. Madison	Severance Pay	$-0-	$926,250	$-0-	$-0-	$-0-	$926,250
	Bonus Payment	$-0-	$1,389,375	$-0-	$-0-	$-0-	$1,389,375
	Stock Option Vesting Acceleration	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Stock Award Acceleration	$-0-	$243,949	$-0-	$-0-	$-0-	$243,949
	Health Care Benefit Continuation	$-0-	$45,000	$-0-	$-0-	$-0-	$45,000
	Tax Gross-up	$-0-	$2,901,121	$-0-	$-0-	$-0-	$2,901,121
Milburn E. Honeycutt	Severance Pay	$-0-	$585,000	$-0-	$-0-	$-0-	$585,000
	Bonus Payment	$-0-	$877,500	$-0-	$-0-	$-0-	$877,500
	Stock Option Vesting Acceleration	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Stock Award Acceleration	$-0-	$123,235	$-0-	$-0-	$-0-	$123,235
	Health Care Benefit Continuation	$-0-	$45,000	$-0-	$-0-	$-0-	$45,000
	Tax Gross-up	$-0-	$1,816,404	$-0-	$-0-	$-0-	$1,816,404

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee are independent directors, and none of them are present or past employees of the Company. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of the Company’s executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on the Company’s Board of Directors or the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussion referenced above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

The Compensation Committee of the Board of Directors,

Ronald J. Wolny, Chairman
Joseph L. Becherer
Christopher E. Cragg
Stephen W. Seale, Jr.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed the Company’s audited financial statements as of and for the year ended September 30, 2010, and discussed them with management and the Company’s independent registered public accounting firm. Based on such review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the Commission. The Audit Committee also reviewed with management and the Company’s independent registered public accounting firm the interim financial information included in the Company’s quarterly reports on Form 10-Q for the fiscal quarters ended December 31, March 31 and June 30, 2010 prior to their being filed with the Commission.

With and without management present, the Audit Committee discussed and reviewed the results of the Company’s independent registered public accounting firm’s examination of the Company’s September 30, 2010 financial statements. The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the Company’s independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to their independence.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors,

Eugene L. Butler, Chairman
Christopher E. Cragg
Stephen W. Seale, Jr.
Robert C. Tranchon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for the year ended September 30, 2010. It is anticipated that the Audit Committee will appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Audit Committee approved all services rendered by the Company’s independent registered public accounting firm during the years ended September 30, 2010 and September 30, 2009.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company’s independent auditors: specific services are pre-approved from time to time by the Committee or by the Committee Chairman on its behalf. As to any services approved by the Committee Chairman, the approval is reported to the Committee at the following meeting of the Committee.

Fees Paid to the Company’s Independent Registered Public Accounting Firm

For 2010 and 2009, the Company’s independent registered public accounting firm’s fees for various types of services to the Company were as shown below:

	PricewaterhouseCoopers
	2010		2009

Audit Fees	$1,102,790		$1,052,958
Audit-Related Fees	144,559	(1)	—
Tax Fees
Tax compliance services	71,000	(2)	58,500	(2)
Tax advisory services	17,000	(3)	14,330	(3)
All Other Fees	—		—
TOTAL	$1,335,349		$1,125,788

(1)	Audit fees for the review of financial statements prepared for the purpose of determining additional purchase payments and purchase price adjustments for changes in working capital related to the Company’s acquisition of the business and certain assets of PowerComm, Inc.

(2)	Tax compliance services relate to the preparation and filing of the U.S. Corporate Tax Return and state corporate income tax returns for the Company and its subsidiaries.

(3)	Tax advisory services relate to consulting services with respect to matters involving tax authorities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than ten percent stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all filing requirements applicable to its officers and directors and greater-than ten percent beneficial owners during the year ended September 30, 2010 were in compliance except that Ms. Hancock was not timely on the filing of her Form 3 and Mr. Cragg and Ms. Hancock were not timely in the filing of one Form 4.

OTHER MATTERS

As of the date of this statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the meeting other than the election of three directors of the Company. Should any other matters be properly presented, it is intended that the enclosed proxy will be voted in accordance with the best judgment of the persons voting the matter.

ANNUAL REPORT

An Annual Report to Stockholders and an Annual Report on Form 10-K covering the fiscal year of the Company ended September 30, 2010 are enclosed herewith. These reports do not form any part of the material for solicitation of proxies.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the Annual Meeting of Stockholders to be held in 2012 must be received at the office of the Secretary of the Company no later than September 12, 2011 in order to be included in the Company’s proxy statement and form of proxy relating to that meeting.

Pursuant to the Company’s bylaws, a stockholder that intends to present business at the 2011 Annual Meeting and has not submitted such proposal by the date set forth above must notify the Secretary of the Company by November 27, 2011. If such notice is received after November 28, 2011, then the notice will be considered untimely, and the Company is not required to present such business at the 2012 Annual Meeting.

All proposals must comply with applicable SEC regulations and the Company’s Bylaws as amended to date.

By Order of the Board of Directors

/s/  THOMAS W. POWELL
Thomas W. Powell
Chairman of the Board

Dated: January 10, 2011

POWELL INDUSTRIES, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 23, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Robert C. Tranchon and James F. Clark, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Powell Industries, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Powell Industries, Inc., to be held at the offices of Powell Industries, Inc., 8550 Mosley Road, Houston, Texas, at 11:00 a.m., Central Standard Time, on February 23, 2011 at any adjournment thereof, as follows: (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF POWELL INDUSTRIES, INC. February 23, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investor.shareholder.com/powell/annual-proxy.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— —— 20330003000000000000 3 022311 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES, A VOTE “FOR” IN PROPOSAL 2 AND A VOTE OF ONCE EVERY “THREE YEARS” IN PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of the nominees listed below (except as indicated below) to 2. To hold a stockholder advisory vote on the compensation of the Board of Directors, class of 2014. executives, as disclosed pursuant to the compensation NOMINEES: disclosure rules of the Securities and Exchange Commission, FOR ALL NOMINEES O EUGENE L. BUTLER including the compensation discussion and analysis, the O CHRISTOPHER E. CRAGG compensation tables and any related material disclosed in this WITHHOLD AUTHORITY O BONNIE V. HANCOCK proxy statement (“say-on-pay”); FOR ALL NOMINEES FOR ALL EXCEPT 1 year 2 years 3 years ABSTAIN (See instructions below) 3. To hold a vote on whether the Company will conduct future say-on-pay votes every year, every two years or every three years; and 4. In their discretion with respect to (1) any other matters as may properly come before the meeting and any adjournment thereof, (2) approval of the minutes of the prior meeting, if such approval does not amount to ratification of the action INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” taken at that meeting, (3) the election of any other person as a director if a and fill in the circle next to each nominee you wish to withhold, as shown here: nominee named herein is unable to serve or for good cause will not serve, and (4) matters incident to the conduct of the meeting. If properly executed, this voting instruction will be voted as directed herein. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE ABOVE PROPOSALS, SHARES ALLOCATED WILL BE VOTED “FOR” THE BOARD OF DIRECTORS’ NOMINEES. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF POWELL INDUSTRIES, INC. February 23, 2011 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account COMPANY NUMBER Number shown on your proxy card. Vote online until 11:59 PM EST the day before the meeting. ACCOUNT NUMBER MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investor.shareholder.com/powell/annual-proxy.cfm Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. — —— 20330003000000000000 3 022311 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES, A VOTE “FOR” IN PROPOSAL 2 AND A VOTE OF ONCE EVERY “THREE YEARS” IN PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of the nominees listed below (except as indicated below) to 2. To hold a stockholder advisory vote on the compensation of the Board of Directors, class of 2014. executives, as disclosed pursuant to the compensation NOMINEES: disclosure rules of the Securities and Exchange Commission, FOR ALL NOMINEES O EUGENE L. BUTLER including the compensation discussion and analysis, the O CHRISTOPHER E. CRAGG compensation tables and any related material disclosed in this WITHHOLD AUTHORITY O BONNIE V. HANCOCK proxy statement (“say-on-pay”); FOR ALL NOMINEES FOR ALL EXCEPT 1 year 2 years 3 years ABSTAIN (See instructions below) 3. To hold a vote on whether the Company will conduct future say-on-pay votes every year, every two years or every three years; and 4. In their discretion with respect to (1) any other matters as may properly come before the meeting and any adjournment thereof, (2) approval of the minutes of the prior meeting, if such approval does not amount to ratification of the action INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” taken at that meeting, (3) the election of any other person as a director if a and fill in the circle next to each nominee you wish to withhold, as shown here: nominee named herein is unable to serve or for good cause will not serve, and (4) matters incident to the conduct of the meeting. JOHN SMITH If properly executed, this voting instruction will be voted as directed herein. 1234 MAIN STREET IF NO DIRECTION IS INDICATED WITH RESPECT TO THE ABOVE PROPOSALS, APT. 203 SHARES ALLOCATED WILL BE VOTED “FOR” THE BOARD OF DIRECTORS’ NEW YORK, NY 10038 NOMINEES. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.